Exhibit 99.1

Press Release

Assured Guaranty Ltd. Reports Third Quarter 2008

Net Loss of $63.3 Million ($0.70 per Diluted Share)

Operating Income of $26.0 Million ($0.28 per Diluted Share)

Hamilton, Bermuda, November 6, 2008 – Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or “the Company”) reported a net loss of $63.3 million ($0.70 per diluted share) for the quarter ended September 30, 2008 (“third quarter 2008”) compared to a net loss of $115.0 million ($1.70 per diluted share) for the quarter ended September 30, 2007 (“third quarter 2007”).  The reduction in the net loss for third quarter 2008 compared to third quarter 2007 resulted principally from lower after-tax unrealized losses on credit derivatives that were partially offset by higher after-tax realized losses on investments and an increase in loss and loss adjustment expenses on U.S. residential mortgage-backed securities (“RMBS”) exposures.

“Market volatility, economic conditions and Moody’s review for possible downgrade of Assured’s ratings clearly presented us with many challenges this quarter,” commented Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd.  “Our new business production as well as our operating income was reasonable in light of these challenges.  While Assured’s loss and loss adjustment expenses for U.S. RMBS have increased this quarter, we continue to believe that Assured’s lack of exposure to collateralized debt obligations of asset-backed securities and our non-participation in the guaranteed investment contract business will protect our balance sheet from the liquidity risks and significant credit losses experienced by many other financial institutions.”

Operating income, a financial measure that is not in accordance with U.S. Generally Accepted Accounting Principles (“non-GAAP financial measure”), was $26.0 million ($0.28 per diluted share) in third quarter 2008 compared to operating income of $48.2 million ($0.70 per diluted share) in third quarter 2007.  See the “Explanation of Non-GAAP Financial Measures” section of this press release for a definition of operating income and other non-GAAP financial measures referenced in this press release.  The decrease in operating income was principally due to $82.5 million of third quarter 2008 pre-tax loss and loss adjustment expenses ($66.3 million after tax or $0.73 per diluted share) that were largely associated with U.S. RMBS exposures guaranteed by the Company’s subsidiaries.  The Company reported $2.0 million ($1.4 million after tax or $0.02 per diluted share) of loss and loss adjustment expenses in third quarter 2007.

Assured Guaranty Ltd.
30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

Non-GAAP Financial Measures

This press release references several non-GAAP financial measures to assist analysts and investors in evaluating Assured’s financial results.  These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of the press release.  In each case, the most directly comparable GAAP financial measure, if available, is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured’s management, analysts and investors evaluate the Company’s financial results and is comparable to estimates published by analysts in their research reports on Assured.  The non-GAAP financial measures included in this press release are: operating income, present value of financial guaranty and credit derivative gross written premiums (“PVP”), net present value of estimated future installment premiums in force and adjusted book value.

Analysis of Net Income(1)

($ in millions)

	3Q-08	3Q-07
Operating income	$26.0	$48.2
Plus: After-tax realized losses on investments	(17.1)	(0.2)
Plus: After-tax unrealized losses on credit derivatives	(72.2)	(162.9)
Net loss	$(63.3)	$(115.0)

Weighted average shares outstanding (in millions)(2):
Basic - GAAP	90.9	67.8
Diluted - GAAP	90.9	67.8
Diluted - non - GAAP	91.5	68.9

Per Diluted Share (2)

	3Q-08	3Q-07
Operating income	$0.28	0.70
Plus: After-tax realized losses on investments	(0.19)	—
Plus: After-tax unrealized losses on credit derivatives	(0.79)	(2.40)
Net loss	$(0.70)	(1.70)

(1)       Some amounts may not add due to rounding.

(2)       The calculations for weighted averaged diluted shares outstanding and weighted average basic shares outstanding for GAAP are the same due to the anti-diluted effect of options and restricted stock as a result of net loss for both third quarter 2008 and 2007.  However, operating income, a non-GAAP financial measure, for both periods is positive, therefore that calculation of weighted average diluted shares outstanding for operating income includes the dilutive effect of options and restricted stock.

Present Value of Financial Guaranty and Credit Derivative Gross Written Premiums

Assured’s third quarter 2008 consolidated new business production as measured by the present value of financial guaranty and credit derivative gross written premiums (“PVP”), a non-GAAP financial measure, was $139.4 million, a 16% decrease compared to third quarter 2007, due to a decline in financial guaranty direct new business production that was partially offset by higher financial guaranty reinsurance production.

The financial guaranty direct segment generated third quarter 2008 PVP of $82.2 million, a 38% decrease from the same period last year, reflecting reduced production in the U.S. structured finance and international markets.  U.S. structured finance PVP was $14.5 million, a decrease of 81% over third quarter 2007.  Assured did not have any international PVP in third quarter 2008, as compared to $45.4 million in third quarter 2007.  Reduced PVP in the U.S. structured finance and international markets was the result of a material reduction in new issuance activity attributable to the deteriorating global economic environment as well as due to the Company’s tightening of underwriting standards.  Financial guaranty direct U.S. public finance PVP rose to $67.7 million, an increase of 557% compared to $10.3 million in third quarter 2007, due to an increase in business, particularly in the competitive bid and secondary markets.

Financial guaranty reinsurance PVP for third quarter 2008 was $57.2 million, an increase of 74% compared to third quarter 2007 PVP of $32.8 million.  The growth in PVP during third quarter 2008 resulted from two facultative portfolio reinsurance transactions for credit exposures that were recaptured from other financial guaranty reinsurers by a client of the Company’s and then ceded to Assured Guaranty Re Ltd.  Excluding these two transactions, financial guaranty reinsurance PVP for the quarter was minimal as most of the Company’s reinsurance clients had reduced levels of new business production during third quarter 2008.

Analysis of PVP(1)

($ in millions)

Gross written premiums (“GWP”) analysis:

			%
	3Q-08	3Q-07	Change
Present value of financial guaranty and credit derivative GWP (“PVP”)
Financial guaranty direct
U.S. public finance	$67.7	$10.3	557%
U.S. structured finance	14.5	77.0	(81)%
International	—	45.4	NM
Total financial guaranty direct	82.2	132.7	(38)%
Financial guaranty reinsurance(2)	57.2	32.8	74%
Total PVP	139.4	165.5	(16)%
Less: PVP of credit derivatives	1.1	90.8	(99)%
PVP of financial guaranty GWP	138.3	74.7	85%
Less: Financial guaranty installment premium PVP	37.8	27.2	39%
Total: Financial guaranty upfront GWP	100.5	47.5	112%
Plus: Upfront premium due to commutation	(20.8)	—	NM
Plus: Financial guaranty installment GWP	32.9	19.4	70%
Total financial guaranty GWP	112.6	66.9	68%
Plus: Mortgage guaranty segment GWP	0.2	1.4	(86)%
Plus: Other segment GWP	—	0.1	NM
Total GWP	$112.8	$68.5	65%

(1) Some amounts may not add due to rounding.

(2) Due to reporting lags by Assured’s ceding companies, PVP for treaty reinsurance installment premiums in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.

NM = Not meaningful

Income Statement Highlights:

Total Revenues

Assured’s third quarter 2008 gross and net written premiums rose 65% and 85%, respectively, compared to third quarter 2007, driven by increased premiums in the U.S. public finance market from both the financial guaranty direct and financial guaranty reinsurance segments.  U.S. public finance premiums are generally paid upfront and are included in written premiums when received.

Third quarter 2008 net earned premiums increased 122% to $85.5 million from third quarter 2007.  The growth in net earned premiums was generated by a 91% increase in net premiums earned in the financial guaranty direct segment and a 166% increase in net premiums earned in the financial guaranty reinsurance segment, due in part to a significant increase in net earned premium from refundings in that segment.  Third quarter 2008 net earned premiums excluding refundings rose 58% over third quarter 2007.

Third quarter 2008 financial guaranty direct net earned premiums were $26.9 million, an increase of  91% over third quarter 2007, reflecting the growth in net par outstanding as well as the improvement in pricing for contracts written in financial guaranty form over the last year.  Although PVP declined in the quarter, net earned premiums have grown due to the increase in production during the first nine months of 2008, particularly in the U.S. public finance market.  The financial guaranty direct segment did not have any net earned premiums from refundings in third quarter 2008 compared to $1.1 million ($0.01 per diluted share) in third quarter 2007.

			% Change
			versus
$ in millions	3Q-08	3Q-07	3Q-07

Revenues
Gross written premiums	$112.8	$68.5	65%
Net written premiums	111.5	60.4	85%
Net earned premiums	85.5	38.6	122%
Net investment income	43.4	31.8	36%
Realized gains and other settlements on credit derivatives	30.0	17.8	69%
Incurred losses on credit derivatives(1)	(10.1)	(1.8)	461%
Other income	0.3	0.4	(25)%
Total revenues included in operating income(2)	$149.1	$86.8	72%

(1) Reflects case and portfolio loss and loss adjustment expenses incurred for contracts written in credit derivative form.

(2) Revenues included in operating income.  See “Explanation of Non-GAAP Financial Measures” section of this press release.

Third quarter 2008 financial guaranty reinsurance net earned premiums rose to $57.4 million, an increase of 166% over third quarter 2007, due to growth in net par outstanding and improved pricing over the last year as well as higher net earned premiums from refundings compared to the prior year period.  Third quarter 2008 financial guaranty reinsurance net earned premiums excluding refundings were $25.7 million, an increase of 42% over third quarter 2007, reflecting growth in the segment’s business over the last year that was largely due to the Ambac Assurance Corporation facultative reinsurance transaction that closed in December 2007.  Net earned premiums from refundings in the financial guaranty reinsurance segment totaled $31.7 million ($0.22 per diluted share) in third quarter 2008, an increase of 806% from

$3.5 million ($0.02 per diluted share) in third quarter 2007 that resulted principally from the refunding of auction rate securities and variable rate demand notes in the U.S. public finance markets.

Assured’s third quarter 2008 net investment income rose 36% over third quarter 2007 due to an increase of approximately $1,068.2 million, or 42%, in average invested assets compared to the prior year period.  The growth in invested assets resulted from new business production over the last year, especially in the U.S. public finance market, as well as from the two equity offerings in the last twelve months that generated net proceeds of approximately $553 million for the Company.  The growth rate of investment income was reduced to some extent by a decline in pre-tax book yields on the investment portfolio to 4.8% in third quarter 2008 from 5.2% in third quarter 2007, consistent with the decline in market interest rates over the past year.

Realized gains and other settlements on credit derivatives rose 69% in third quarter 2008 to $30.0 million, reflecting the growth in the Company’s net par outstanding of credit derivatives and the increase in new business pricing over the prior year period.  Credit derivatives are largely underwritten in Assured’s financial guaranty direct segment and, in particular, in the international and U.S. structured finance markets.  Third quarter 2008 and third quarter 2007 realized gains and other settlements on credit derivatives did not include any credit derivative recoveries or losses.

The Company’s incurred losses on credit derivatives, which reflect the change in case and portfolio loss reserves established for contracts written in credit derivative form, were $10.1 million in third quarter 2008 compared to $1.8 million in third quarter 2007.  The majority of the increase was due to Assured’s downgrade of internal ratings on credit derivative contracts for U.S. RMBS, principally in the subprime and Alt-A sectors.

Total Expenses

Assured’s third quarter 2008 total expenses were $129.3 million compared to $39.8 million in third quarter 2007, an increase of 225% that was largely due to an $80.5 million increase in pre-tax loss and loss adjustment expenses from third quarter 2007.

Third quarter 2008 pre-tax loss and loss adjustment expenses totaled $82.5 million and included $87.6 million associated with U.S. RMBS ($71.8 million after tax or $0.79 per diluted share), largely for home equity line of credit (“HELOC”) exposures.  During third quarter 2008 the Company had pre-tax loss and loss adjustment expenses for financial guaranty direct HELOCs of $57.8 million ($45.8 million after tax or $0.50 per diluted share), including $52.3 million for two large Countrywide transactions underwritten in 2005 and 2007.  The Company’s cumulative loss and loss adjustment expenses on these two transactions as of September 30, 2008 were $94.5 million ($75.1 million after tax).  The Company also recorded pre-tax loss and loss adjustment expenses of $15.5 million ($15.0 million after tax or $0.16 per diluted share), mainly for HELOCs and other U.S. RMBS exposures in the financial guaranty reinsurance segment.

			% Change
			versus
$ in millions	3Q-08	3Q-07	3Q-07
Expenses(1)
Loss and loss adjustment expenses (recoveries)	$82.5	$2.0	NM
Profit commission expense	(1.4)	1.1	NM
Acquisition costs	19.3	10.4	86%
Other operating expenses	21.6	19.9	9%
Interest and related expenses	7.3	6.5	12%
Total expenses	$129.3	$39.8	225%

(1)  Some amounts may not add due to rounding.

NM = Not meaningful

Acquisition costs, which primarily consist of ceding commissions, brokerage fees and operating expenses that are related to the acquisition of new business, were $19.3 million as compared to $10.4 million for third quarter 2007, reflecting the growth in net earned premiums versus the prior year period.  Other operating expenses rose 9% in third quarter 2008 to $21.6 million, reflecting an increase in headcount over third quarter 2007 and higher rental accruals for the Company’s New York office space that Assured will occupy in December 2008.

Third quarter 2008 interest and related expenses were $7.3 million, a 12% increase over the prior period, as a consequence of an increase in the interest rate margin on the Company’s committed capital securities that was required after the auction process failed in April 2008.  The Company is currently paying 250 basis points over the one-month London Interbank Offered Rate as compared to 110 basis points prior to April 2008.

Balance Sheet Highlights:

Assets

Assured’s consolidated total assets were $4,442.7 million at September 30, 2008, an increase of 18% from $3,762.9 million at December 31, 2007.  The increase in total assets since December 31, 2007 resulted principally from the growth in invested assets that were generated by the Company’s $250 million common equity offering in April 2008 and cash flows from operations during the first nine months of 2008.  Total invested assets were $3,530.7 million at September 30, 2008, an increase of 12% from December 31, 2007, and had an average credit rating of AA+ and a duration of 4.7 years.

Liabilities

Assured’s total liabilities were $2,352.7 million at September 30, 2008, an increase of 12% from $2,096.4 million at December 31, 2007.  The increase in liabilities was principally the result of the 39% growth in the unearned premium reserves generated by the Company’s new business production in the first nine months of 2008 and a $157.2 million decrease in its credit derivative liabilities since December 31, 2007.  The Company’s after-tax net credit derivative liability as of September 30, 2008 was $189.1 million after tax ($2.08 per share) compared to $446.6 million after tax ($5.59 per share) as of December 31, 2007.

Reserves for loss and loss adjustment expenses totaled $165.9 million at September 30, 2008, up 32% from the $125.6 million recorded by Assured at December 31, 2007.  These reserves consist of $85.0 million in case reserves, $77.9 million in portfolio loss reserves and $3.0 million of incurred but not reported loss reserves for contracts written in insurance form.  The Company has previously confirmed that the provisions of Financial Accounting Standard No. 163 (“FAS 163”), which addresses the methodology for establishing claims liabilities as well as other financial guaranty accounting items, is expected to have a material effect on the Company’s financial statements.  Under FAS 163 when implemented, Assured will no longer be permitted to establish portfolio loss reserves on exposures that are classified as fundamentally sound credits according to its internal risk rating process.  The Company had $53.2 million and $52.8 million of portfolio loss reserves for fundamentally sound credits as of September 30, 2008 and December 31, 2007, respectively.

Reserves for loss and loss adjustment expenses for U.S. RMBS securities as of September 30, 2008, which are included in the $165.9 million of reserves for loss and loss adjustment expenses above, were $44.1 million, up 41% from $31.2 million at December 31, 2007.  The reported loss and loss adjustment expense reserve at September 30, 2008 does not include $85.0 million of losses paid on U.S. RMBS exposures by the Company during third quarter 2008.

Shareholders’ Equity

Assured’s shareholders’ equity at September 30, 2008 was $2,089.9 million, an increase of 25% from $1,666.6 million at December 31, 2007.  This increase was largely due to $257.6 million of after-tax unrealized gains on credit derivatives that the Company recorded in the first nine months of 2008.  Shareholders’ equity also included $250.0 million of net proceeds from Assured’s April 2008 equity offering and first nine months of 2008 operating income of $71.0 million.

Book value per share was $22.98 at September 30, 2008 compared to $20.85 at December 31, 2007, an increase of 10%.  The Company’s September 30, 2008 book value per share was reduced by $2.95 per share due to after-tax unrealized losses on credit derivatives, a fair value gain on Assured Guaranty Corp.’s committed capital securities, and a reduction in accumulated other comprehensive income due to unrealized capital losses on the Company’s investment assets attributable to market value changes.  Book value per share excluding unrealized losses on credit derivatives, the fair value gain on Assured Guaranty Corp.’s committed capital securities, and accumulated other comprehensive income was $25.93 at September 30, 2008, an increase of 1% from $25.72 at December 31, 2007.

Shareholders’ Equity

	As of
	September 30,	December 31,
	2008	2007	% Change
Book value per share outstanding:
Book value	$22.98	$20.85	10%
Plus: Net unearned premium reserve, after tax (1)	11.41	9.75	17%
Plus: Net unearned revenue on credit derivatives, after tax (2)	0.16	0.14	14%
Plus: Net present value of estimated future installment premiums in-force, after tax (3)	7.89	9.00	(12)%
Less: Deferred acquisition costs, after tax	2.91	2.89	1%
Adjusted book value	$39.53	$36.85	7%

Book value, excluding AOCI and net unrealized losses on credit derivatives(4)	$25.93	$25.72	1%
Adjusted book value, excluding AOCI and net unrealized losses on credit derivatives(4)	$42.47	$41.73	2%

(1) Unearned premium reserve less pre-paid reinsurance premiums, after tax.

(2) Unearned revenue less pre-paid reinsurance premiums on credit derivatives, after tax.

(3) Due to reporting lags by Assured’s ceding companies, the present value of estimated treaty reinsurance installment premiums in force in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.

(4) Net unrealized losses on credit derivatives consist of the net after-tax fair value components of the Company’s contracts written in credit derivative form, which are included in credit derivative assets or liabilities on the balance sheet of $210.3 million at September 30, 2008 and $452.0 million at December 31, 2007, and of Assured Guaranty Corp.’s committed capital securities of $21.2 million at September 30, 2008 and $5.4 million at December 31, 2007.

Assured’s adjusted book value, a non-GAAP financial measure, was $39.53 per share at September 30, 2008, an increase of 7% over adjusted book value per share of $36.85 at December 31, 2007.  Adjusted book value per share excluding net unrealized losses on credit derivatives, fair value gain on Assured Guaranty Corp.’s committed capital securities and accumulated other comprehensive income was $42.47 per share at September 30, 2008, an increase of 2% from $41.73 at December 31, 2007.

Investor Conference Call:  Assured will host a conference call for investors at 6:00 p.m. Eastern Time (7:00 p.m. Atlantic Time) on Thursday, November 6, 2008.  The conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com or by dialing 800-591-6945 (in the U.S.) or 617-614-4911 (International), passcode 29597695.  A replay of the call will be available through January 6, 2009.  To listen to the replay, dial 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 85153626.

Please refer to Assured’s Third Quarter 2008 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items. The Company has also posted on its website Assured’s Financial Guaranty Direct Segment’s U.S. and International Structured Finance Transaction List as of September 30, 2008.

Assured Guaranty Ltd. is a publicly-traded Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance,

structured finance and mortgage markets.  More information on Assured and its subsidiaries can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

The following section defines non-GAAP financial measures presented in this press release and describes why they are useful for investors.

Present value of financial guaranty and credit derivative gross written premiums, or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums on insurance and credit derivative contracts written in the current period, discounted at 6% per year. Management believes that PVP is a useful measure for management, investors and analysts because it permits the evaluation of the value of new business production for Assured by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period, whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (“credit derivative revenues”) do not measure. Actual future net earned or written premiums and credit derivative revenues may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

Operating income, which is a non-GAAP financial measure, is defined as net income (loss) excluding: (i) after-tax realized gains (losses) on investments; (ii) after-tax unrealized gains (losses) on credit derivatives, and (iii) the fair value adjustment of the Company’s committed capital securities, other than the Company’s net estimate of after-tax losses incurred on credit derivatives. Management believes that operating income is a useful measure for management, investors and analysts because the presentation of operating income enhances the understanding of Assured’s results of operations by highlighting the underlying profitability of Assured’s business. Realized gains (losses) on investments and unrealized gains (losses) on credit derivatives and the fair value adjustment of the Company’s committed capital securities, other than incurred losses on credit derivatives, are excluded because the amount of these gains (losses) is heavily influenced by, and fluctuates, in part, according to changes in market interest rates, credit spreads and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income (loss) determined in accordance with GAAP.

Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future installment premiums from our financial guaranty and credit derivative in-force books of business, net of reinsurance, and discounted at 6%. Management believes that net present value of estimated future installment premiums in force is a useful measure for management, investors and analysts because it permits an evaluation of the Company’s future estimated financial guaranty and credit derivative installment premiums. Estimated future premiums may change from period to period due to changes in par outstanding, maturity, or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors. There is no comparable GAAP financial measure.

Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders’ equity (book value) plus the after-tax value of the unearned premium reserve net of prepaid reinsurance premiums, the after-tax value of unearned premium on credit derivatives net of prepaid reinsurance premiums and the after-tax net present value of estimated future installment premiums in force, less future ceding commissions, discounted at 6%, less after-tax deferred acquisition costs. Management believes that adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in force premiums and shareholders’ equity. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults and other factors that management cannot control or predict. This measure should not be viewed as a substitute for book value as reported in accordance with GAAP.

For adjusted book value, net present value of estimated future installment premiums in force and PVP, Assured uses 6% as the present value discount rate because it is the approximate taxable equivalent yield on Assured’s investment portfolio for the periods presented.

Assured Guaranty Ltd.

Consolidated Income Statements (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(dollars in millions)
Revenues
Gross written premiums	$112.8	$68.5	$534.4	$195.4
Net written premiums	111.5	60.4	521.8	180.3
Net earned premiums	85.5	38.6	184.0	113.6
Net investment income	43.4	31.8	120.2	94.2
Realized gains and other settlements on credit derivatives	30.0	17.8	89.4	52.1
Incurred losses on credit derivatives	(10.1)	(1.8)	(18.9)	(3.0)
Other income	0.3	0.4	0.4	0.4
Total revenues	149.1	86.8	375.1	257.3

Expenses
Loss and loss adjustment expenses (recoveries)	82.5	2.0	175.8	(11.8)
Profit commission expense	(1.4)	1.1	0.8	3.6
Acquisition costs	19.3	10.4	43.0	32.1
Other operating expenses	21.6	19.9	69.9	59.4
Interest and related expenses	7.3	6.5	21.4	19.6
Total expenses	129.3	39.8	310.9	102.9

Operating income before (benefit) provision for income taxes	19.8	46.9	64.2	154.4

Total (benefit) provision for income taxes	(6.2)	(1.3)	(6.8)	13.4

Operating income (2)	26.0	48.2	71.0	141.0

Plus: After-tax realized losses on investments	(17.1)	(0.2)	(15.9)	(1.7)
Plus: After-tax unrealized (losses) gains on credit derivatives(3)	(72.2)	(162.9)	257.6	(182.5)

Net (loss) income	$(63.3)	$(115.0)	$312.7	$(43.2)

(1)          Some amounts may not add due to rounding.

(2)          Net income (loss) excluding i) after-tax realized gains (losses) on investments and ii) after-tax unrealized gains (losses) on credit derivatives and the fair value adjustment of the Company’s committed capital securities.

(3)          The quarter and nine months ended September 30, 2008 included a fair value after-tax gain of  $4.5 million, or $0.05 per diluted share, and $15.8 million, or $0.18 per diluted share, respectively, related to Assured Guaranty Corp.’s committed capital securities.

Assured Guaranty Ltd.

Consolidated Balance Sheets *

	As of:
	September 30,	December 31,
	2008	2007
	(dollars in millions)

Assets
Fixed maturity securities, at fair value	$3,160.6	$2,587.0
Short-term investments, at cost which approximates fair value	370.1	552.9
Total investments	3,530.7	3,139.9

Cash and cash equivalents	7.9	8.0
Accrued investment income	36.4	26.5
Deferred acquisition costs	292.2	259.3
Prepaid reinsurance premiums	19.9	13.5
Reinsurance recoverable on ceded losses	6.1	8.8
Premiums receivable	51.9	27.8
Goodwill	85.4	85.4
Credit derivative assets	180.0	5.5
Deferred tax asset	82.3	147.6
Current income taxes receivable	19.3	—
Salvage recoverable	38.0	8.5
Committed capital securities, at fair value	32.6	8.3
Receivables for securities sold	38.1	2.9
Other assets	22.0	20.8
Total assets	$4,442.7	$3,762.9

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$1,231.8	$887.2
Reserves for losses and loss adjustment expenses	165.9	125.6
Profit commissions payable	9.0	22.3
Reinsurance balances payable	9.9	3.3
Current income taxes payable	—	0.6
Funds held by Company under reinsurance contracts	29.5	25.4
Credit derivative liabilities	465.9	623.1
Senior notes	197.4	197.4
Series A Enhanced Junior Subordinated Debentures	149.8	149.7
Payables for securities purchased	21.9	0.9
Other liabilities	71.6	60.9
Total liabilities	2,352.7	2,096.4

Shareholders’ equity
Common stock	0.9	0.8
Additional paid-in capital	1,282.0	1,023.9
Retained earnings	886.0	585.3
Accumulated other comprehensive (loss) income	(78.9)	56.6
Total shareholders’ equity	2,089.9	1,666.6

Total liabilities and shareholders’ equity	$4,442.7	$3,762.9

* Some amounts may not add due to rounding.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, including its calculations of adjusted book value, present value of financial guaranty and credit derivative gross written premiums (“PVP”), net present value of estimated future installment premiums in force, total estimated net future premium earnings, and statements regarding losses, pricing, ratings, capital adequacy and the growth of the direct business could be affected by many events.  These events include a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments or volatility in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserves, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements which are made as of November 6, 2008.  Assured does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investors:	Fixed Income Investors:
Sabra Purtill, CFA	Michael Walker
Managing Director, Global Communications	Director, Fixed Income Investor Relations
and Investor Relations	212-261-5575
212-408-6044	mwalker@assuredguaranty.com
441-299-9375
spurtill@assuredguaranty.com	Jason Falzon
Vice President, Fixed Income Investor
Ross Aron	Relations
Associate, Investor Relations	212-408-6036
212-261-5509	jfalzon@assuredguaranty.com
raron@assuredguaranty.com

Media:
Ashweeta Durani
Vice President, Global Communications
212-408-6042
adurani@assuredguaranty.com